Paradigm Completes Divestiture of Commercial Business

Rockville, Maryland, March 1, 2007 - Paradigm Holdings, Inc. (OTCBB: PDHO) (Paradigm), parent company of Paradigm Solutions Corporation, a provider of comprehensive information technology and business solutions for government enterprises, announced today that the Company has completed the divestiture of its commercial business in a sale to Mr. Raymond A. Huger, the Company's founder, Chairman of the Board and former Chief Executive Officer (CEO). Under the terms of the stock purchase agreement, Mr. Huger transferred 1.77 million shares of his personal holdings of PDHO common stock back to the Company as consideration. The stock, valued at $1.58 Million based on the closing price on February 28, 2007, will be returned to the Company’s treasury.

Commenting on the divestiture, Paradigm President and CEO, Peter B. LaMontagne stated, “This divestiture is a key milestone in the execution of our plan to refocus Paradigm on our core profitable information technology services business supporting the Federal Government. We plan to continue to build our Federal Government business continuity and emergency management consulting practice, including licensed use and sale of the OpsPlanner toolset.”

Paradigm Senior Vice President and Chief Financial Officer, Richard Sawchak, stated that the decision to sell the commercial business to Mr. Huger was overseen by a committee of independent members of the Paradigm Board of Directors and supported by an independent valuation of the business. Mr. Sawchak added, “The commercial business represented less than five percent of total revenues for the quarter ended September 30, 2006 and carried a disproportionately large percentage of our costs. Exiting the commercial business makes sense for Paradigm and our shareholders as we execute our strategy to build our Federal IT solutions business.”

About Paradigm Holdings, Inc.:

Paradigm Holdings, Inc., (www.paradigmsolutions.com) parent company of Paradigm Solutions Corporation, is a comprehensive information technology and business solutions provider for government enterprises. Paradigm Solutions Corporation specializes in Enterprise Risk Management, Systems Engineering, Infrastructure Support, and Program Management for government customers. Headquartered in Rockville, Maryland, the company currently employs nearly 300 people across 12 states.

Safe Harbor Statement:

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Paradigm Holdings, Inc. assumes no obligation to update the information contained in this press release. Future results for Paradigm Holdings, Inc. may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and other Paradigm Holdings, Inc. specific risks and uncertainties, please refer to recent SEC filings for Paradigm Holdings, Inc., which are available from the Edgar Web site at www.edgar.org.

For more information, please contact:
Richard Sawchak
SVP and Chief Financial Officer
(301) 468-1200
communications@paradigmsolutions.com